UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2006

YTB International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

One Country Club View Drive
Edwardsville, Illinois	62025
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477
(Registrant’s Telephone Number, Including Area Code)

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

(b) YTB International, Inc. (the “Company”) has become aware that, effective as of November 22, 2006, Messrs. Michael Y. Brent and Derek Brent (collectively, with Mr. Darren Brent, (the “Brent Group”)) agreed to (i) grant an irrevocable proxy to Messrs. J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen (collectively, the “Tomer Group”) with respect to all shares of the Company’s Common Stock (or other capital stock of the Company) now held or hereafter acquired by them (the “Proxy”) and (ii) assign their right to nominate and remove members of the Company’s Board of Directors under that certain Stockholders’ Agreement, dated as of December 8, 2004, by and among the Company, the Brent Group and the Tomer Group (excluding J. Lloyd Tomer individually, but including Great River Enterprises, LP#1 instead) to the Tomer Group. An effect of this agreement and the Proxy grant is to give control of the Company’s Board of Directors to the Tomer Group and to grant them a majority voting position as stockholders of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective November 22, 2006, each of the members of the Brent Group has resigned from his position as a member of the Board of Directors of the Company. Mr. Michael Brent also resigned from his position as President of the Company, and Mr. Derek Brent resigned from his position as Secretary of the Company.

All three of the resigning directors will remain in their positions as officers and directors of the Company’s wholly-owned operating subsidiary, REZconnect Technologies, Inc.

In addition, in conjunction with their respective resignations from the Board of Directors and officer positions of the Company, Messrs. Michael Y. Brent and Derek Brent have agreed to the amendment of their respective employment agreements with the Company to reflect their revised role in providing consulting services to the Company exclusively in connection with the operations of, and their officerships with, REZconnect Technologies, Inc. Such amendments to their employment agreements will be finalized, pending approval of the Company’s Board of Directors, at the next meeting of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: November 28, 2006	By:	/s/ John Clagg
Name: John Clagg
Title: Chief Financial Officer